                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Citadel Broadcasting Company:

We consent to incorporation by reference in the registration statement filed (No. 333-92593) on Form S-3 of Citadel Broadcasting Company of our report dated February 29, 2000, relating to the consolidated balance sheets of Citadel Broadcasting Company and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Form 10-K of Citadel Broadcasting Company dated
March 30, 2000.


                                       /s/ KPMG LLP


Phoenix, Arizona
March 30, 2000